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                                                                      Exhibit 23



                         INDEPENDENT AUDITORS' CONSENT

      We consent to the incorporation by reference in Registration Statement No. 333-52648 of Endo Pharmaceuticals Holdings Inc. on Form S-8 of our report dated February 13, 2003 (March 18, 2003 as to Note 12), which report expresses an unqualified opinion and includes an explanatory paragraph as to the Company's change in method of accounting for goodwill and other intangible assets upon adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002, appearing in this Annual Report on Form 10-K of Endo Pharmaceuticals Holdings Inc. for the year ended December 31, 2002.


/S/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
March 27, 2003